Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 30, 2009	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2009

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2009.

The Company’s revenues fell 2.4% to $58,530,000 compared with $59,971,000 for the second quarter of 2008.

Gaming expenses were higher from increased gaming taxes and slot machine fees that resulted from legislation passed in June of 2008 that became effective on July 1, 2008, and from legislation passed in May of 2009 that became effective on May 28, 2009.  These increases were approximately $1.8 million for the second quarter of 2009.

Depreciation expense increased $594,000, primarily related to the casino expansion.

Net earnings were $3,938,000 compared with $5,698,000 for the second quarter of 2008. Net earnings per diluted share were $.12 for the quarter compared with $.18 per diluted share in the second quarter of 2008.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “The improvements we have made to our property have allowed us to hold up pretty well in what remains a challenging environment.  We look forward to the introduction of sports wagering in Delaware sometime this Fall, and will be working with the State to try to have table games operational as soon as possible.”

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.05 per share. The dividend is payable on September 10, 2009 to shareholders of record at the close of business on August 10, 2009.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 165,000-square foot video lottery casino complex featuring the latest in slot machine offerings, including multi-player electronic table games with virtual dealers; the Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Gaming (1)	$53,310	$54,643	$108,213	$110,643
Other operating (2)	5,220	5,328	9,397	9,117
	58,530	59,971	117,610	119,760
Expenses:
Gaming	42,463	41,443	85,616	83,854
Other operating	3,908	4,182	7,251	7,481
General and administrative	1,778	1,596	3,508	3,360
Depreciation	3,073	2,479	6,021	4,860
	51,222	49,700	102,396	99,555

Operating earnings	7,308	10,271	15,214	20,205

Interest expense	628	631	1,265	1,566

Earnings before income taxes	6,680	9,640	13,949	18,639

Income taxes	2,742	3,942	5,718	7,620

Net earnings	$3,938	$5,698	$8,231	$11,019

Net earnings per common share:
- Basic	$0.12	$0.18	$0.26	$0.35
- Diluted	$0.12	$0.18	$0.26	$0.34

Weighted average shares outstanding:
- Basic	31,493	31,434	31,489	31,430
- Diluted	31,493	31,543	31,489	31,576

(1)

Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS

Current assets:
Cash	$19,097	$17,889
Accounts receivable	2,253	2,661
Due from State of Delaware	6,603	10,870
Inventories	2,083	2,025
Prepaid expenses and other	2,633	2,029
Prepaid income taxes	305	—
Deferred income taxes	1,285	1,317
Total current assets	34,259	36,791

Property and equipment, net	198,001	203,522
Other assets	1,041	1,019
Total assets	$233,301	$241,332

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,589	$4,679
Purses due horsemen	5,408	9,395
Accrued liabilities	8,059	7,419
Payable to Dover Motorsports, Inc.	9	11
Income taxes payable	—	619
Deferred revenue	233	212
Total current liabilities	16,298	22,335

Revolving line of credit	100,625	108,325
Liability for pension benefits	6,251	6,099
Deferred income taxes	3,600	3,488
Total liabilities	126,774	140,247

Stockholders’ equity:
Common stock	1,546	1,521
Class A common stock	1,660	1,660
Additional paid-in capital	1,190	933
Retained earnings	104,286	99,263
Accumulated other comprehensive loss	(2,155)	(2,292)
Total stockholders’ equity	106,527	101,085
Total liabilities and stockholders’ equity	$233,301	$241,332

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2009	2008

Operating activities:
Net earnings	$8,231	$11,019
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	6,021	4,860
Amortization of credit facility origination fees	18	18
Stock-based compensation	478	527
Deferred income taxes	(124)	87
Changes in assets and liabilities:
Accounts receivable	408	1,802
Due from State of Delaware	4,267	4,840
Inventories	(58)	(191)
Prepaid expenses and other	(527)	(279)
Prepaid income taxes/income taxes payable	(887)	(560)
Accounts payable	(510)	246
Purses due horsemen	(3,987)	(5,067)
Accrued liabilities	640	(2,442)
Payable to/receivable from Dover Motorsports, Inc.	(2)	(19)
Deferred revenue	21	265
Other liabilities	267	(63)
Net cash provided by operating activities	14,256	15,043

Investing activities:
Capital expenditures	(2,081)	(26,469)
Purchase of available-for-sale securities	—	(100)
Net cash used in investing activities	(2,081)	(26,569)

Financing activities:
Borrowings from revolving line of credit	89,775	94,215
Repayments of revolving line of credit	(97,475)	(81,640)
Dividends paid	(3,208)	(3,178)
Repurchase of common stock	(59)	(1,040)
Proceeds from stock options exercised	—	366
Excess tax benefit on stock awards	—	25
Net cash (used in) provided by financing activities	(10,967)	8,748

Net increase (decrease) in cash	1,208	(2,778)
Cash, beginning of period	17,889	22,456
Cash, end of period	$19,097	$19,678